UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 10, 2005
Date of Report (Date of earliest event reported)

Greenfield Online, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50698	06-1440369
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21 River Road
Wilton, CT 06897
(Address of Principal Executive Offices and Zip Code)

(203) 834-8585
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if changed since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On May 10, 2005, at our Annual Meeting of Stockholders, our stockholders approved an amendment to our 2004 Equity Incentive Plan (“2004 Equity Plan”) to increase the number of shares reserved for issuance under the plan by 2,500,000 shares. As a result of the amendment to the 2004 Equity Plan, the aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2004 Equity Plan is 4,241,764.

     The 2004 Equity Plan provides for the grant of incentive stock options, nonstatutory stock options, stock bonuses, restricted stock awards, and stock appreciation rights, which may be granted to our employees (including officers), directors and consultants (as those terms are defined in the 2004 Equity Plan). The board of directors administers the 2004 Equity Plan and may delegate this authority to administer the plan to a committee. Subject to the terms of the 2004 Equity Plan, the plan administrator (our board of directors or its authorized committee) determines recipients, grant dates, the numbers and types of stock awards to be granted, the terms and conditions of the stock awards, including the period of their exercisability and vesting, and subject to certain limitations, the exercise price of options granted, the purchase price for restricted stock and, if applicable, the strike price for stock appreciation rights.

     The foregoing summary is qualified in its entirety by reference to the Amended and Restated 2004 Equity Plan, which is filed as an exhibit hereto.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

99.1	Greenfield Online, Inc. Amended and Restated 2004 Equity Incentive Plan.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENFIELD ONLINE, INC.
By:	/s/ Robert E. Bies
Robert E. Bies
Executive Vice President and Chief Financial Officer

Dated: May 25, 2005

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